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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                  SCHEDULE 13G






                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)

                               i-STAT Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    450312103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ X ]    Rule 13d-1(b)

         [   ]    Rule 13d-1(c)

         [   ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                               PAGE 1 OF 11 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   450312103                                      13G                   Page  2  of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                             PAGE 2 OF 11 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   450312103                                      13G                   Page  3  of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Life Insurance Company
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                                  PAGE 3 OF 11 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   450312103                                      13G                   Page  4  of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Subsidiaries, LLC
           I.R.S. No. 04-2687223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                                          PAGE 4 OF 11 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   450312103                                      13G                   Page  5  of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           The Berkeley Financial Group, LLC
           I.R.S. No. 04-3145626

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its direct, wholly-owned subsidiary, John Hancock Advisers, LLC

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                                          PAGE 5 OF 11 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   450312103                                      13G                   Page  6  of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Advisers, LLC
           I.R.S. No. 04-2441573

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 3,263,255

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  3,263,255

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,263,255

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           16.2%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------
                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                                          PAGE 6 OF 11 PAGES



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

     Attention:  Intentional  misstatements  or  omissions  of  fact  constitute
Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      --------------
                      i-STAT Corporation

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------
                      104 Windsor Center Drive
                      East Windsor, NJ  05820

         Item 2(a)    Name of Person Filing:
                      ---------------------
                      This filing is made on behalf of John Hancock Financial
                      Services, Inc. ("JHFS"), JHFS's direct, wholly-owned
                      subsidiary, John Hancock Life Insurance Company
                      ("JHLICO"), JHLICO's direct, wholly-owned subsidiary, John
                      Hancock Subsidiaries, LLC ("JHS"), JHS's direct,
                      wholly-owned subsidiary, The Berkeley Financial Group, LLC
                      ("TBFG") and TBFG's direct, wholly-owned subsidiary, John
                      Hancock Advisers, LLC ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      --------------------------------
                      The principal business offices of JHFS, JHLICO and JHS are located at John Hancock Place, P.O. Box 111, Boston, MA
                      02117. The principal business offices of TBFG and JHA are
                      located at 101 Huntington Avenue, Boston, Massachusetts
                      02199.

         Item 2(c)    Citizenship:
                      -----------
                      JHLICO was organized and exists under the laws of the
                      Commonwealth of Massachusetts. JHFS, JHS, TBFG and JHA
                      were organized and exist under the laws of the State of
                      Delaware.

         Item 2(d)    Title of Class of Securities:
                      ----------------------------
                      Common Stock

         Item 2(e)    CUSIP Number:
                      ------------
                      450312103

         Item 3       If the Statement is being filed pursuant to Rule
                      ------------------------------------------------
                      13d-1(b), or 13d-2(b), check whether the person filing is a:
                      -----------------------------------------------------------

                      JHFS:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHLICO:       (c) (X) Insurance Company as defined in
                                            ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered
                                            under ss.203 of the Investment
                                            Advisers Act of 1940.



                               PAGE 7 OF 11 PAGES



                                    (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHS:          (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      TBFG:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHA:          (e) (X) Investment Adviser registered under ss.203
                                            of the Investment Advisers Act of 1940.

         Item 4       Ownership:
                      ---------

                      (a) Amount Beneficially Owned: JHA has direct beneficial ownership of 3,263,255 shares of Common Stock.
                           Through their parent-subsidiary relationship to JHA, JHFS, JHLICO, JHS and TBFG have indirect, beneficial ownership of these same shares.

                      (b)  Percent of Class: 16.2%

                      (c)  (i)      sole power to vote or to direct the vote:
                                    JHA has sole power to vote or to direct the
                                    vote of 3,263,255 shares of Common Stock
                                    under the Advisory Agreements as follows:

                                                                                        Number    Date of Advisory
                         Fund Name                                                     of Shares  Agreement
                         ---------                                                     ---------  ---------
                         V.A. Relative Value Fund                                       180,000   January 02, 1998
                         John Hancock Small Cap Equity Fund                           3,061,575*  October 31, 1998
                         JHA Private Client                                             21,680

                      * Includes Warrants to purchase 253, 475 shares of Common
                      Stock, exercisable now. This amendment is being filed to correct the number of shares to purchase common stock the reporting person is entitled to purchase with warrants exercisable now. The Schedule 13G, Amendment No. 5, filed
                      January 30, 2003 reported warrants to purchase 350,000 shares of Common Stock.

                             (ii)   shared power to vote or to direct the vote: -0-

                             (iii)  sole power to dispose or to direct the disposition of:
                                    JHA has sole power to dispose or to direct the disposition of
                                    3,263,255 shares of Common Stock under the Advisory Agreement noted in Item 4(c)(i) above.

                             (iv)   shared power to dispose or to direct the disposition of: -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      --------------------------------------------
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      ---------------------------------------------------------------
                      See Item 4.



                               PAGE 8 OF 11 PAGES


         Item 7       Identification and Classification of the Subsidiary which Acquired
                      ------------------------------------------------------------------
                      the Security Being Reported on by the Parent Holding Company:
                      ------------------------------------------------------------
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      ---------------------------------------------------------
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      --------------------------------
                      Not applicable.

         Item 10      Certification:
                      -------------
                      By signing below the undersigned certifies that, to the
                      best of its knowledge and belief, the securities referred
                      to above were acquired in the ordinary course of business
                      and were not acquired for the purpose of and do not have
                      the effect of changing or influencing the control of the
                      issuer of such securities and were not acquired in
                      connection with or as a participant in any transaction
                      having such purpose or effect.




                               PAGE 9 OF 11 PAGES



                                                               SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/     James E. Collins
                                                              --------------------------------------
                                                              Name:   James E. Collins

Dated:  April 7, 2003                                Title:   Vice President and Corporate Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/     Gregory P. Winn
                                                              --------------------------------------
                                                              Name:   Gregory P. Winn

Dated:  April 7, 2003                                Title:   Vice President & Treasurer

                                                     John Hancock Subsidiaries, LLC

                                                     By:      /s/     Gregory P. Winn
                                                              --------------------------------------
                                                              Name:   Gregory P. Winn

Dated:  April 7, 2003                                Title:   Treasurer

                                                     The Berkeley Financial Group, LLC

                                                     By:      /s/      Susan S. Newton
                                                              --------------------------------------
                                                              Name:    Susan S. Newton

Dated:  April 7, 2003                                Title:   Senior Vice President

                                                     John Hancock Advisers, LLC

                                                     By:      /s/     Susan S. Newton
                                                              --------------------------------------
                                                              Name:   Susan S. Newton

Dated:  April 7, 2003                                Title:   Senior Vice President




                               PAGE 10 OF 11 PAGES



EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------

         John Hancock Financial Services, Inc., John Hancock Life Insurance
Company, John Hancock Subsidiaries, LLC, The Berkeley Financial Group, LLC and
John Hancock Advisers, LLC agree that the Schedule 13G (Amendment No. 6) to which this Agreement is attached, relating to the Common Stock of i-STAT
Corporation is filed on behalf of each of them.


                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/     James E. Collins
                                                              --------------------------------------
                                                              Name:   James E. Collins

Dated:  April 7, 2003                                Title:   Vice President and Corporate Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/     Gregory P. Winn
                                                              --------------------------------------
                                                              Name:   Gregory P. Winn

Dated:  April 7, 2003                                Title:   Vice President & Treasurer

                                                     John Hancock Subsidiaries, LLC

                                                     By:      /s/     Gregory P. Winn
                                                              --------------------------------------
                                                              Name:   Gregory P. Winn

Dated:  April 7, 2003                                Title:   Treasurer

                                                     The Berkeley Financial Group, LLC

                                                     By:      /s/     Susan S. Newton
                                                              --------------------------------------
                                                              Name:    Susan S. Newton

Dated:  April 7, 2003                                Title:   Senior Vice President

                                                     John Hancock Advisers, LLC

                                                     By:      /s/     Susan S. Newton
                                                              --------------------------------------
                                                              Name:   Susan S. Newton

Dated:  April 7, 2003                                Title:   Senior Vice President




                               PAGE 11 OF 11 PAGES